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                                                                    EXHIBIT 99.1


                 SUBSCRIPTION AND INFORMATION AGENCY AGREEMENT
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First Chicago Trust Company of New York
525 Washington Boulevard
Suite 4660
Jersey City, New Jersey  07310

Dear Sir/Madam:

  This letter sets forth the terms and conditions pursuant to which First Chicago Trust Company of New York, a New York corporation, agrees to act as subscription and information agent (the "Subscription and Information Agent") in connection with an offering (the "Rights Offering") by Air & Water Technologies Corporation, a Delaware corporation (the "Company"), to its stockholders of rights (the "Rights") to acquire shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), subject to the Company's obligation to issue shares of its Class B Common Stock, par value $.001 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") in certain circumstances.

  Section 1.  The Rights Offering.  The Rights Offering will be conducted in the
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manner and upon the terms set forth in the final prospectus (the "Prospectus")
constituting a part of the Company's Registration Statement on Form S-1 (No. 333-39115) (as amended from time to time, the "Registration Statement") relating to the Rights Offering (as hereinafter defined) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Subscription and Information Agent acknowledges receipt of copies of the Registration Statement and all pre-effective amendments thereto. The Registration Statement became effective on the date of this Agreement. A copy of the Prospectus meeting the applicable requirements of Section 10 under the Act will be delivered to the Subscription and Information Agent as promptly as practicable following the effective date of the Registration Statement (the "Effective Date").

  Section 2.   Appointment of Subscription and Information Agent. The
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Subscription and Information Agent is hereby appointed as subscription and information agent to effect the Rights Offering in accordance with the Prospectus and the Subscription and Information Agent hereby accepts such appointment. The Subscription and Information Agent presently service as transfer agent (the "Transfer Agent") and registrar (the "Registrar") of the Class A Common Stock and will serve as Transfer Agent and Registrar for the Rights. Each reference to the Subscription and Information Agent in this Agreement is to the Subscription and Information Agent in its capacity as subscription and information agent unless the context indicates otherwise.

  Section 3.  Mailing of Rights Offering Materials.
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  (a)  The Subscription and Information Agent shall mail or cause to be mailed, as soon as possible after the Effective Date, via first-class mail to each holder of record (a "Recordholder") of Class A Common Stock as of January 29, 1998 (the "Record Date") whose address of record is within the continental United States and is not an APO or FPO address, (i) a certificate representing Rights (a "Rights Certificate") dated as of the date of issuance thereof by the Subscription and Information Agent evidencing the Rights to which such Recordholder is entitled, (ii) a copy of the Prospectus, (iii) a letter of transmittal, (iv) instructions for use and exercise of the Rights Certificates in the form attached as an exhibit to the Registration Statement and (v) a return envelope addressed to the Subscription and Information Agent.

  (b) The Subscription and Information Agent shall mail or cause to be mailed via air-mail or courier to Recordholders whose addresses are outside the United States or who have an APO or FPO address a transmittal letter from the Company addressed to such Recordholders and a Prospectus. The Subscription and Information Agent shall not mail Rights Certificates to such Recordholders but shall hold the Rights Certificates for the accounts of such holders.

  (c) The Subscription and Information Agent shall make reasonable efforts to identify which of the Recordholders are likely to be nominee holders and include a separate transmittal letter for Recordholders who are nominees with such Recordholders' mailings. The Subscription and Information Agent shall make copies of a separate transmittal letter addressed to beneficial holders available upon request.

  (d) Prior to mailing, the Subscription and Information Agent, as Transfer Agent and Registrar for the Rights, will cause to be issued Rights Certificates in the names of the Recordholders and for the number of Rights to which they are each entitled, as determined in accordance with Section 3(e). The Subscription and Information Agent shall either manually sign or affix a duly authorized facsimile signature on all Rights Certificates. Subsequent to their original issuance, no Rights Certificates shall be issued except Rights Certificates issued upon any division or combination pursuant to Section 4(a) below, issued upon partial exercise of a Rights Certificate pursuant to Section 4(d) below or issued in replacement of a mutilated, destroyed, lost or stolen Rights Certificate pursuant to Section 4(h) below.

  (e) On or about the Record Date, the Subscription Agent shall create and maintain from the stock ledger and register it maintains in its capacities as Transfer Agent and Registrar of the Class A Common Stock a record of the names, addresses and, where available, taxpayer identification numbers of the Recordholders and the number of Rights each such Recordholder is entitled to receive in the Rights Offering (the "Rights Record"). The Rights Record shall also include the number of the Rights Certificate, the number of Rights evidenced on the face of the Rights Certificate and the date of the Rights Certificate issued to each Recordholder. The Recordholders shall be established as of the close of business on the Record Date.

  Section 4.   Duties of the Subscription and Information Agent.
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  (a)  The Subscription and Information Agent is authorized and directed to effect divisions and combinations of Rights Certificates at the request of the holders thereof, in the manner and subject to the terms and conditions set forth in the Rights Certificate and the Prospectus; provided that a Rights Certificate may not be divided in such a manner as would permit the Rights holder to subscribe for a greater number of Underlying Shares than the number for which such Rights holder would be entitled to subscribe under the original Rights Certificate.

  (b) The Subscription and Information Agent is authorized and directed to accept subscriptions upon the exercise of Rights in accordance with the terms of the Rights Certificates and the Prospectus, up to 5:00 p.m., New York City time, on the Expiration Date (except as such earlier time may be set forth in the Prospectus), provided that the Subscription Agent receives, in the manner and subject to the terms and conditions set forth in the Prospectus:

          (i) payment in an amount equal to the Subscription Price multiplied by the total number of shares of Class A Common Stock ("Underlying Shares") subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege; provided that if the aggregate Subscription Price paid by an exercising Rights holder is insufficient to purchase the number of Underlying Shares that the Rights holder indicates are being subscribed for, or if an exercising Rights holder does not specify the number of Underlying Shares to be purchased, then the Rights holder will be deemed to have exercised the Basic Subscription Privilege (as defined in the Prospectus) to the full extent of the payment tendered; provided further, that if the aggregate Subscription Price paid by an exercising Rights holder exceeds the amount necessary to purchase the number of Underlying Shares for which the Rights holder has indicated an intention to subscribe, then the Rights holder will be deemed to have exercised the Oversubscription Privilege (as defined in the Prospectus) to the full extent of the excess payment tendered, for such number of shares determined in accordance with the terms of the Prospectus, and any remaining amount will be returned to such Rights holder as provided in
              Section 4(f)(iv) below and in the manner and subject to the terms and conditions set forth in the Prospectus;

         (ii) either (x) the properly completed and executed Rights Certificate or Rights Certificates evidencing the Rights being exercised with any signatures required to be guaranteed so guaranteed, or (y) if the Guaranteed Delivery Procedures (as defined in the Prospectus) are being followed, a duly completed guarantee notice ("Notice of Guaranteed Delivery") in substantially the form provided with the instructions as to use of the Rights Certificates attached as an exhibit to the Registration Statement; and

        (iii) to the extent applicable, (x) proper evidence of authority of the person executing the Rights Certificate, unless, for good cause, the Subscription and Information Agent dispenses with proof of authority, if a person signs the Rights Certificate


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              in a representative or other fiduciary capacity or the Rights
              Certificate is executed by a person other than the holder named on the face of the Rights Certificate, and (y) a signature guarantee by an Eligible Institution (as defined in the Prospectus) unless a Rights Certificate provides that the Underlying Shares are to be delivered to the Recordholder of such Rights, or is submitted for the account of an Eligible Institution; provided that in the instances set forth in clauses (A), (B), (C) and (D) below, the Subscription and Information Agent may accept subscriptions satisfying the requirements of paragraphs (i) and (ii) of this
              Section 4(b) without further authorization from the Company, without procuring supporting legal papers or other proof of authority to sign (including proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of fiduciaries, if:

              (A) the Rights Certificate is registered in the name of a
                  fiduciary, the Rights Certificate is executed by such fiduciary, and the Underlying Shares are to be issued in the name of the registered owner of the Rights Certificate;

              (B) the Rights Certificate is in the name of a corporation or a partnership and the Rights Certificate is executed by an officer or general partner thereof, and the Underlying Shares are to be issued in the name of such corporation or partnership;

              (C) the Rights Certificate is registered in the name of a decedent and the Rights Certificate is executed by a subscriber purporting to act as the decedent's executor or administrator, the Underlying Shares are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered owner, and there is no evidence indicating that the subscriber is not the duly authorized representative that such subscriber purports to be; or

              (D) the Rights Certificate is executed, as agent for the
                  subscriber, by an Eligible Institution, where the Rights Certificate is registered in the name of the subscriber and the Underlying Shares are to be issued in the name of the registered owner of the Rights Certificate.

          (c) In the case of Rights that are held of record through the Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility"), exercises of the Basic Subscription Privilege and Oversubscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription and Information Agent, in the manner and subject to the terms and conditions set forth in the Prospectus.

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          (d) The Subscription and Information Agent is authorized and directed to issue a new Rights Certificate to a Rights holder who subscribes for fewer than all of the shares represented by its Rights Certificate(s), upon the terms and conditions set forth in the Prospectus.

          (e) The Subscription and Information Agent will refer to the Company for specific instructions as to acceptance or rejection of subscriptions received after the Expiration Date, subscriptions not authorized to be accepted pursuant to this Section 4 and subscriptions otherwise failing to comply with the requirements set forth in the Prospectus and the terms of the Rights Certificate. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Subscription and Information Agent nor the Company will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification. To the extent that any Rights Certificates remain unexercised, outstanding or not transferred to the Subscription and Information Agent's account at a Book-Entry Facility at 5:01 p.m., New York time, on the Expiration Date (other than those subject to the Guaranteed Delivery Procedures), such outstanding Rights Certificates shall be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription and Information Agent or transfer of Rights to the Subscription and Information Agent's account at a Book-Entry Facility after the Expiration Date, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures.

          (f) As soon as possible following the Expiration Date, upon acceptance of subscriptions, the Subscription and Information Agent shall:

          (i) hold all funds received in payment for the Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and Oversubscription Privilege in the account maintained by the Subscription and Information Agent for purposes of accepting subscriptions in the Rights Offering at First National Bank of Chicago ABA No. 0710-0001-3, Account No. 93-00007 (the "Subscription Account"), and three (3) days following the Expiration Date, pay to the Company or to such other person as the Company may direct, by wire transfer, certified or bank check or other method acceptable to the Company, the amount of all funds in the Subscription Account;

         (ii) make available to the Company, upon the Company's request, the following information: (A) the number of Underlying Shares validly subscribed for; (B) the number of Underlying Shares subject to guaranteed exercises; (C) the number of Underlying Shares for which defective subscriptions have been

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              received; and (D) the amounts of collected and uncollected funds in the Subscription Account established under this Agreement;

        (iii) as promptly as possible, but in any event on or before 5:00 p.m., New York City time, on the first full business day following the Expiration Date, or upon the request from the Company from time to time thereafter, certify in writing to the Company the cumulative totals through the Expiration Date of all the information set forth in (ii)(A) through (D) above; and

         (iv) allocate Underlying Shares not required to satisfy Rights exercised pursuant to the Basic Subscription Privilege to those Recordholders who have subscribed for Excess Shares (as defined in the Prospectus) pursuant to the Oversubscription Privilege in accordance with the terms of and the procedures set forth in the Prospectus, and as promptly as practicable after the Expiration Date, and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, but in any event no later than three (3) business days following the Expiration Date, return by mail any excess payments received pursuant to the exercise of the Oversubscription Privilege to subscribers.

          (g) The Subscription and Information Agent shall, as promptly as practicable after the Expiration Date, and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, but in any event no later than three (3) business days following the Expiration Date, issue certificates as Transfer Agent and Registrar representing Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and Oversubscription Privilege, countersigned with the signature of an employee of the Subscription and Information Agent, having authority to sign on its behalf as Registrar, and registered in the names specified by the subscribers, and thereafter, the Subscription and Information Agent shall mail or deliver such certificates as instructed by the subscriber as soon as practicable in accordance with the terms of the Prospectus and the rules of the National Association of Securities Dealers, Inc. after collection of remittances for subscriptions.

          (h) Upon the receipt by the Subscription and Information Agent and the Company of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and upon receipt of indemnity or security reasonably satisfactory to them and reimbursement of all expenses incidental thereto, and upon surrender and cancellation of the Rights Certificate if mutilated, the Subscription and Information Agent will deliver a new Rights Certificate of like tenor to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated. The Subscription and Information Agent may, at the direction of the Company and with the consent of the Rights holder of the lost, stolen or destroyed Rights Certificate, permit the exercise of the Rights evidenced by such certificate without a replacement of such certificate; provided that such lost, stolen or destroyed Rights Certificate is not presented for exercise prior to the Expiration Date.

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          (i) All Rights Certificates surrendered for the purpose of exercise, subdivision, combination or replacement shall, upon surrender to the Subscription and Information Agent be canceled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Subscription and Information Agent (A) may deliver all canceled Rights Certificates to the Company, and if delivered, the Company shall make available to the Subscription and Information Agent the canceled Rights Certificates for its inspection, or (B) shall, at the written request of the Company, destroy such Rights Certificates and in such case shall deliver a certificate of destruction thereof to the Company.

          Section 5.  Payment of Taxes.  The Company covenants and agrees that
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it will pay when due and payable all documentary, stamp and other taxes, if any, which may be payable in respect of the issuance or delivery of any Rights Certificate or of the Underlying Shares; provided, however, that the Company shall not be liable for any tax liability arising out of any transaction which results in, or is deemed to be, an exchange of Rights or Underlying Shares or a constructive dividend with respect to the Rights or Underlying Shares and provided further that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of any Rights Certificate or the issuance or delivery of certificates representing the Underlying Shares in a name other than that of the Recordholder of such Rights Certificate evidencing the Rights exercised or transferred, and the Subscription and Information Agent shall not register any such transfer or issue any such certificate representing the Underlying Shares until such tax or governmental charge, if required, shall have been paid.

          Section 6.  Payment of Expenses. Except for the fees charged by the
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Subscription Agent described in Section 7 below (which will be paid by the
Company) and taxes described in Section 5 above, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription and Information Agent.

          Section 7.  Subscription and Information Agent Compensation. The
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Company agrees that it will pay to the Subscription and Information Agent compensation for the Subscription and Information Agent's services as such in accordance with Schedule A attached hereto. The Subscription and Information Agent agrees that such compensation shall include its services as Transfer Agent and Registrar for the Underlying Shares. The Company further agrees that it will reimburse the Subscription and Information Agent for its reasonable and necessary expenses incurred in the performance of its duties under this Agreement.

          Section 8.  Instructions.  The Subscription and Information Agent will
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be entitled to rely upon any instructions or directions furnished to it in writing by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or the Senior Vice President and General Counsel of the Company (each, a "Designated Officer"), and will be entitled to treat as genuine, and as the document it purports to be any letter or other document furnished to it by any Designated Officer.

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          Section 9.  Indemnification.
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          (a)  The Company will indemnify, protect and hold harmless the
Subscription and Information Agent (acting as Subscription and Information Agent, Transfer Agent and Registrar under this Agreement) from any and all liability, cost or expense resulting from any act, omission, delay or refusal, made by the Subscription and Information Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instructions or other instrument or document believed by the Subscription and Information Agent in good faith to be valid, genuine and sufficient, and in accepting any subscription believed by the Subscription and Information Agent in good faith to have been duly authorized, or in delaying or refusing in good faith to accept any subscription. The Company will also indemnify and hold harmless the Subscription and Information Agent from and against any and all claims, demands, expenses and liabilities, including reasonable attorney's fees, which the Subscription and Information Agent may sustain or incur or which may be asserted against the Subscription and Information Agent in connection with the performance of its obligations under this Agreement, except for any loss, damage or expense arising out of Subscription and Information Agent's negligence, bad faith or willful misconduct, or the negligence, bad faith or willful misconduct of any of the Subscription and Information Agent's agents, servants or employees.

          (b) The Subscription and Information Agent shall, in issuing the Rights Certificates and in issuing and registering the shares of Common Stock as Transfer Agent and Registrar pursuant to duly exercised Rights; be liable for and shall indemnify and hold the Company harmless from any and all liability, cost or expense as a result of or arising out of the Subscription and Information Agent's own negligence, bad faith or willful misconduct, or that of its agents, servants or employees. The Subscription and Information Agent further agrees that, with respect to its use on the Subscription Certificate of the facsimile signature of the authorized employee of the Subscription and Information Agent, it will indemnify, protect, and hold harmless the Company from any and all liability, cost or expense for anything done or omitted to be done by the Subscription and Information Agent with respect to the use of such facsimile signature, where such act or omission constitutes negligence, bad faith or willful misconduct on the part of the Subscription and Information Agent.

          (c) The indemnities contained herein shall be continuing obligations of the parties herein, and their respective successors and permitted assigns, notwithstanding the termination of this Agreement.

          (d) Notwithstanding anything contained herein to the contrary, the aggregate amount of all liabilities, costs and expenses to which either party hereto (including any and all other parties claiming by or through either party hereto) shall be entitled to as the result of any claim against the other party hereunder (regardless of whether such claims are based on contract, tort, including negligence, warranty, or other legal or equitable grounds) shall be limited to an amount equal to the actual amount of such liabilities, costs, or expenses.

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          Section 10.  Amendments.  This Agreement may only be amended,
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supplemented or otherwise modified by a written instrument executed and delivered by a duly authorized representative of the Company and the Subscription and Information Agent.

          Section 11.  Governing Law.  This Agreement will be governed by, and
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construed and interpreted in accordance with, the laws of the State of New York.

          Section 12.  Counterparts.  This Agreement may be executed by the
                       ------------
parties hereto on separate counterparts, which counterparts taken together will be deemed constitute one and the same instrument.

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          If the foregoing is acceptable to you, please indicate your acceptance of your appointment as Agent upon the terms set forth above by signing and returning to us one copy of this Agreement.



Very truly yours,



AIR & WATER TECHNOLOGIES CORPORATION

By:    __________________________________
Name:  __________________________________
Title: __________________________________



Accepted and agreed to

FIRST CHICAGO TRUST COMPANY OF NEW YORK

By:    ___________________________________
Name:  ___________________________________
Title: ___________________________________

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